David Reed	Phil Bourdillon/Gene Heller
President North American Operations	Silverman Heller Associates
(714) 549-0421	(310) 208-2550

CERADYNE, INC.’S SEMEQUIP, INC. SUBSIDIARY LICENSES ITS IMPLANT TECHNOLOGY TO NISSIN ION EQUIPMENT CO. LTD.

Costa Mesa, California, North Billerica, Massachusetts – December 5, 2011 – Ceradyne, Inc. (Nasdaq:CRDN) announced that its SemEquip, Inc. subsidiary has licensed its technology including applicable patents related to its cluster ion implant hardware to Nissin Ion Equipment Co. Ltd. of Kyoto, Japan. Simultaneously with this license and royalty agreement, Nissin Ion Equipment USA, Inc. has purchased certain assets and assumed related SemEquip obligations, including facility leases. Nissin intends to hire many of the former SemEquip employees in order to continue the development, manufacturing and marketing of the ion implant hardware. SemEquip will continue to market its cluster ion chemistry, particularly boron cluster ions such as B18H22 to the semiconductor industry.

SemEquip has been working together with Nissin for over ten years on this technology and associated semiconductor ion implant equipment.

Nissin Ion Equipment, a leader in ion implant technology, is owned by Nissin Electric Co., Ltd. in Japan which, in turn, is a subsidiary of Sumitomo Electric Industries, Ltd.

Ceradyne did not disclose financial terms of this non-exclusive license and royalty agreement nor the asset purchase agreement.

Mr. David Reed, Ceradyne Vice President and President of North American Operations, commented:  “We are very pleased with these agreements between SemEquip and Nissin. One of the key strategies of SemEquip was to have its cluster ion equipment accepted in the semiconductor industry in order to create a viable market for its patented boron chemical products, which tie in directly to Ceradyne Boron Products (Quapaw, Oklahoma) boron ten (B10) and boron eleven (B11) isotope manufacturing facility. We believe that this hardware license agreement with Nissin will accelerate the semiconductor industry’s acceptance and use of Ceradyne and SemEquip’s boron products.”

About Ceradyne, Inc.
Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, energy, automotive/diesel, and commercial applications. In many high performance applications, products made of advanced technical ceramics meet specifications that similar products made of metals, plastics or traditional ceramics cannot achieve. Advanced technical ceramics can withstand extremely high temperatures, combine hardness with light weight, are highly resistant to corrosion and wear, and often have excellent electrical capabilities, special electronic properties and low friction characteristics. Additional information about the Company can be found at http://www.ceradyne.com.

Forward-Looking Statements
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.